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                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

     The Company has four subsidiaries, ECC Vending Corp., a Delaware corporation, Educational Computer International, Inc., a Delaware corporation, ECC International Inc., a Virgin Islands corporation, and ECC Simulation Limited, a U.K. corporation, all of which are wholly owned.